Exhibit 99.1

Nuwellis Announces Board of Directors Transition

Nuwellis Announces Appointment of Dr. Archelle Georgiou, MD and Dave McDonald to its Board of Directors

MINNEAPOLIS, November 1, 2023 (GLOBE NEWSWIRE) – Nuwellis, Inc. (Nasdaq: NUWE), a medical technology company focused on transforming the lives of people with fluid overload, today announced the appointment of Dave McDonald and Archelle Georgiou, MD, to its board of directors, effective November 1, 2023.

“With decades of experience and leadership in their respective fields, we welcome Dave and Archelle to our board. Dave’s significant experience in finance and strategy will provide key insights to our board as we advance our growth and expansion initiatives.  In turn, our board will benefit from perspectives gained from Archelle’s healthcare policy, clinical, and patient education experience in bringing medical decisions closer to patients and caregivers. We look forward to our collaboration with Dave and Archelle as we continue to drive market penetration of our Aquadex® ultrafiltration therapy for patients with fluid overload unresponsive to current standard of care,” said Mr. Jaramillo, President and CEO of Nuwellis.

Mr. McDonald serves as Head of Life Science Investment Banking at Lake Street Capital Markets, raising $6 billion in financing for clients since joining the firm. His extensive industry and Capital Markets experience provide a unique perspective to Lake Street clients. Immediately prior to joining Lake Street, Mr. McDonald spent seven years in the oncology industry, serving as a Senior Financial and Business Development Executive for SillaJen Biotherapeutics, Delcath Systems, and AngioDynamics. In addition, he has more than 35 years of Capital Markets experience serving the needs of emerging growth companies as a Healthcare Investment Banker, Equity Research Analyst, and Investor with RBC Capital Markets, Craig-Hallum, Canaccord Genuity, and American Express. Mr. McDonald received his BA in Economics from St. Olaf College.

Dr. Georgiou is a physician with over 16 years of experience in leadership positions in managed care, investment banking, and medical device companies, including serving as Chief Medical Officer and Senior Executive at UnitedHealth Group, and currently serves as the Chair of the Board of Directors at Children’s Hospital and Clinics of Minnesota and Executive in Residence at the University of Minnesota's Carlson School of Management. In addition to her business leadership experience, Dr. Georgiou has produced and aired more than 2,000 news segments that simplify complex healthcare information for viewers. As a nationally recognized consumer advocate, Dr. Georgiou is passionate about helping people make data-driven decisions. Dr. Georgiou has been featured on CNN and Good Morning America, and has shared her thought leadership at events hosted by the World Bank, Mayo Clinic, Gallup, and AARP. Dr. Georgiou holds a degree from the Johns Hopkins School of Medicine and was board-certified in Internal Medicine.

In addition, Nuwellis announced that Jon Salveson is stepping down from the Board after 10 years of outstanding service. “During Jon’s tenure Nuwellis has benefitted consistently from his judgment, counsel, and market insights. We thank Jon for his service and recognize the numerous demands on his time that make his continued Board service challenging,” said Mr. Jaramillo. “I’m grateful for all the advice he provided during his time on the Board.”

About Nuwellis

Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The company is focused on commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, Minnesota with a wholly owned subsidiary in Ireland. For more information visit www.nuwellis.com or visit us on LinkedIn or Twitter.

About the Aquadex SmartFlow® System

The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible, and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

CONTACTS

INVESTORS:
Vivian Cervantes
Gilmartin Group
ir@nuwellis.com